Exhibit 99.1

December 29, 2009

Edward J. Swotek, Senior Vice President

Immediately

TierOne Corporation Receives Expected NASDAQ Minimum Bid Price Notice

LINCOLN, NE – December 29, 2009 - TierOne Corporation (NASDAQ:  TONE) (“Company”), the holding company for TierOne Bank (“Bank”), today reported that the Company, as expected, received a letter on December 28, 2009 from The NASDAQ Stock Market (“NASDAQ”) advising that, because the Company has not maintained a minimum bid price of $1.00 per share for the previous 30 consecutive business days, it is not in compliance with the listing requirement under NASDAQ Marketplace rules.

In accordance with NASDAQ Marketplace rules, the Company has 180 calendar days, or until June 28, 2010, to regain compliance with the minimum bid rule.  If prior to June 28, 2010 the bid price of the Company’s common stock closes at or above $1.00 per share for a minimum of ten consecutive business days, NASDAQ will notify the Company of its return to compliance.  In the event the Company’s common stock does not regain compliance within the 180-day period, NASDAQ will issue the Company a delisting letter, which the Company may appeal.  The Company is currently evaluating its options and intends to take the appropriate steps to retain NASDAQ listing compliance.

TierOne Corporation is the parent company of TierOne Bank, a $3.1 billion federally chartered savings bank and the largest publicly-traded financial institution headquartered in Nebraska.  Founded in 1907, TierOne Bank offers customers a wide variety of full-service consumer, commercial and agricultural banking products and services through a network of 69 banking offices located in Nebraska, Iowa and Kansas.

CONTACT:	Edward J. Swotek, Senior Vice President Investor Relations Department (402)473-6250 investorrelations@tieronecorp.com

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